Exhibit 99.1

       Benihana Inc. Reports a 9.3% Increase in Third Fiscal Quarter 2007
                          Comparable Restaurant Sales
                        Total Restaurant Sales Grew 11.8%

     MIAMI--(BUSINESS WIRE)--Jan. 8, 2007--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported a 9.3% increase in company-wide comparable restaurant sales for the twelve-week period ended December 31, 2006. Total restaurant sales increased 11.8% to $61.9 million from $55.3 million during the same quarter last year.

     During the quarter ended December 31, 2006, Benihana teppanyaki restaurants represented approximately 74.5% of consolidated restaurant sales while RA Sushi and Haru accounted for 13.9% and 11.6% of consolidated restaurant sales, respectively. Restaurant sales were negatively impacted by approximately $2.8 million, net during the third quarter of fiscal 2007 because of temporary closures related to the Company's renovation program. There were a total of 893 store-operating weeks during the current third fiscal quarter compared with 846 store-operating weeks during last year's third fiscal quarter.

     For the third quarter of fiscal 2007, comparable restaurant sales for the Benihana teppanyaki restaurants increased 8.1%. In addition, comparable restaurant sales rose 11.9% at RA Sushi and 14.5% at Haru, with eight and seven restaurants, respectively, in their comparable restaurant base. The Company considers restaurants in operation longer than twelve months to be a part of the comparable restaurant base.

     "Across all three restaurant concepts, our momentum continued through the third quarter, as we benefited from comparable sales growth that far outpaced our industry peers, as well as incremental revenue from our newest locations and renovated restaurants. During the quarter, we expanded our portfolio by opening a new Benihana restaurant in Coral Gables, Florida and two RA Sushi restaurants in Southern California, which are all performing to expectations. Our revitalization program now includes five fully renovated Benihana teppanyaki restaurants in operation, and we reiterate our confidence in the renovation strategy," said Joel A. Schwartz, President and CEO."

     About Benihana

     Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 79 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and thirteen RA Sushi Bar restaurants. Under development at present are eight restaurants - three Benihana teppanyaki restaurants, one Haru restaurant, and four RA Sushi restaurants. In addition, 17 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.


     CONTACT: Benihana Inc.
              Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
              Integrated Corporate Relations
              Tom Ryan or Raphael Gross, 203-682-8200